INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|X| Preliminary Proxy Statement               |_| Confidential, For use of the
                                                  Commission Only (as permitted
                                                  by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement

|_| Definitive Additional Materials

|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Complete Management, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


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|_| Fee paid previously with preliminary materials:

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|_|   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

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

                            COMPLETE MANAGEMENT, INC.

        Notice of Annual Meeting of Shareholders to be held May 27, 1998

                               ------------------

      The Annual Meeting of Shareholders of Complete Management, Inc. will be held at the Sheraton New York Hotel and Towers, 811 7th Avenue, New York, NY 10019, on May 27, 1998 at 10:00 a.m., eastern daylight savings time, for the purpose of considering and acting upon the following:

      1.    Election of six directors;

      2. Confirmation of the appointment of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1998;

      3.    Adoption of the Complete Management, Inc. Employee Stock Purchase
            Plan;

      4. Approval of an amendment to the Company's 1995 Stock Option Plan to increase the number of shares under the plan; and

      5. Any and all matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

      The Board of Director has fixed the close of business on April 27, 1998 as the record date for determining the shareholders having the right to notice of and to vote at the meeting.

                                          By order of the Board of Directors


                                          Steven M. Rabinovici

                                          Chairman of the Board, Chief Executive
                                          Officer and President.

New York, New York
April 30, 1998
------------------------------------------------------------------------------
IMPORTANT: Every shareholder, whether or not he or she expects to attend the annual meeting in person, is urged to execute the proxy and return it promptly in the enclosed business reply envelope.

                            COMPLETE MANAGEMENT, INC.

                               -------------------

                                 PROXY STATEMENT
                       For Annual Meeting of Shareholders
                             to be Held May 27, 1998

                                -----------------

      Proxies in the form enclosed with this proxy statement (this "Statement") are being solicited by Complete Management, Inc. ( the "Company") to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Sheraton New York Hotel and Towers, 811 7th Avenue, New York, NY 10019 at 10:00 a.m. eastern daylight savings time on May 27, 1998, for the purposes set forth in the accompanying notice of meeting and this Statement. Complete's principal executive offices are located at 254 West 31st Street, New York, New York 10001. The approximate date on which this Statement and the accompanying proxy will be mailed to shareholders ("Shareholders") is April 30, 1998.

                          THE VOTING AND VOTE REQUIRED

      On April 27, 1998, the record date (the "Record Date") for the Annual
Meeting, there were [     ] common shares, par value $.001 per share ("Common
Shares"), outstanding, each of which will be entitled to one vote.

      Directors are elected by a plurality of the votes cast at the meeting. Confirmation of the appointment of auditors is by the affirmative vote of a majority of the votes cast at the meeting. Adoption of the Complete Management, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") and approval of the amendment (the "Amendment") to the 1995 Stock Option Plan (the "Stock Option Plan") are by the affirmative vote of a majority of all outstanding shares entitled to vote thereon.

      All shares represented by valid proxies will be voted in accordance with the instructions contained therein. A proxy may be revoked by the shareholder giving the proxy at any time before it is voted, either by oral or written notice, and a prior proxy is automatically revoked by a shareholder giving a subsequent proxy or attending and voting at the meeting. Attendance at the meeting in and of itself does not revoke a prior proxy. In the absence of instructions, proxies will be voted FOR each of the stated matters being voted on at the meeting. Shares represented by proxies which are marked "WITHHOLD" authority to vote for all six (6) nominees will not be counted in determining whether a plurality vote has been received for the election of directors. Similarly, shares represented by proxies which are marked "ABSTAIN" with respect to the confirmation of auditors will not be counted in determining whether the requisite vote has been received for such proposal. Shares represented by proxies which are marked "ABSTAIN" with respect to the Employee Stock Purchase Plan or the Amendment will have the effect of a vote against the Employee Stock Purchase Plan or Amendment, as the case may be. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (so called "broker non-votes"), those shares will be disregarded and, therefore, have no effect on the outcome of the vote on each of the proposals, except in respect of the Employee Stock Purchase Plan and the Amendment, where it will have the effect of a vote against the Employee Stock Purchase Plan and the Amendment.

                              ELECTION OF DIRECTORS

      Six directors are to be elected at the Annual Meeting each for a term of one year and until the election and qualification of a successor.

      It is intended that votes pursuant to the enclosed proxy will be cast for the election of the six nominees named below. In the event that any such nominee should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person, if any, as shall be designated by the Board of Directors. Management has no reason to believe these nominees will not be available for election.

      The nominees for election and certain information about them are shown below:

      Steven M. Rabinovici has been Chairman of the Board, Chief Executive Officer and a director of the Company since December 28, 1995. Since January 22, 1998, he has also served as the Company's President. From December 3l, 1992 through December 27, 1995, he was the President, Chief Executive Officer and a director of Medical Management Inc., a wholly owned subsidiary of the Company ("MMI"). He is a founder of the Company and also provided certain consulting services to it during 1994 and 1995. From July 1990 through December 3l, 1992, he was an independent healthcare and business consultant. Earlier in his career, Mr. Rabinovici had more than ten years experience in hospital administration, including approximately two years as associate administrator of Brookdale Hospital Medical Center, a 1,000 bed teaching hospital, and two years as the administrator of the Division of Psychiatry, Cornell University New York Hospital. Mr. Rabinovici has over 15 years of experience in the health care industry.

      Arthur L. Goldberg has been Vice Chairman of the Board since January 22, 1998, and Chief Financial Officer of the Company since July 1997. From April 1996 to January 22, 1998, Mr. Goldberg also served as Senior Executive Vice President and Chief Operating Officer of the Company. From August 1993 through March 1996 he was an independent management consultant. From December 1990 through August 1993, he was the Chief Financial Officer of Elek-Tek, Inc., a reseller of computer and related equipment. Mr. Goldberg has over 25 years of experience in a variety of senior financial and operational management positions.

      Kenneth S. Schwartz, M.D. has been a director of the Company since March 24, 1998 and Senior Executive Vice President--Medical Affairs and Business Development of the Company since January 22, 1998. From September 23, 1997 to January 22, 1998, Dr. Schwartz had been Executive Vice President--Medical Affairs of the Company. From July 1997 to September 22, 1997, he was the Vice President--Medical Affairs of the Company. Dr. Schwartz has been the Director of Radiology, St. Francis Hospital, Poughkeepsie, N.Y and the Director at Hudson Imaging Associates, P.C., Jefferson Valley, N.Y since January 1996 and November 1995, respectively. From March 1995 through November 1996, Dr. Schwartz was the Systems Director, Radiology and Imaging Services, St. Francis Hospital and Medical Center-Saint Francis and Mount Sinai Campuses, Hartford, CT. From 1991 through 1995, he was the Medical Director, Putnam Hospital Center, Carmel, N.Y. and from 1981 through 1995 the Director of Northern Metropolitan Radiology Associates, P.C., which became managed by the Company in August 1996. Dr. Schwartz has been a member of the Board of Directors of BLC Financial Services, Inc. since June 1997. Dr. Schwartz has been a physician for over 20 years.

      Steven Cohn has been a director of the Company since January 3, 1996 and a member of its Audit and Compensation Committees since April 2, 1996. Mr. Cohn is a member of the law firm of Goldberg & Cohn, LLP.

      Steven A. Hirsh has been a director of the Company and a member of its Audit and Compensation Committees since September 30, 1996. Mr. Hirsh has been a portfolio manager for William Harris & Co., a financial services company, for more than five years. Since 1994, he has also been Chairman, Chief Executive Officer and President of Astro Communications, Inc., a manufacturer of strobe lights.

      Joseph S. Tocci has been a director of the Company and a member of its Audit and Compensation Committees since May 12, 1997. He is a founder and has been a managing partner of Tocci, Goldstein & Co., LLP (formerly Tocci and Marcano), certified public accountants, for the past five years. From October 1993 through December 1995, Mr. Tocci was a director of MMI, which was acquired by the Company in a merger in January 1996.

Board of Directors, Committees and Related Agreements

      The Board of Directors of the Company (the "Board") held five meetings during 1997. The Audit and Compensation Committees each held two meetings during 1997. The Audit and Compensation Committees are comprised of Messrs. Cohn, Hirsh and Tocci. There is no nominating committee. All directors attended more than 75% of the aggregate number of meetings of the Board and those committees on which they are members.

      The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the issuance of stock options and discretionary cash bonuses to the Company's officers, employees, directors and consultants. The Audit Committee meets with management and the Company's independent public accountants to determine the adequacy of internal controls and other financial reporting matters. It is the intention of the Company to appoint only independent directors to the Audit and Compensation Committees.

      Steven Rabinovici, David Jacaruso, Marie Graziosi, Dennis Shields and Dr. Lawrence Shields, founders of the Company, are parties to a shareholders' agreement pursuant to which they have agreed, until June 1, 2005, to vote all of their shares of the Company in favor of the election to the Board and for such other or additional nominees as may be designated from time to time and approved by the Board and to vote on all other matters in accordance with the recommendations of the Board. Marie Graziosi is the wife of David Jacaruso, the former Vice Chairman and former President of the Company.

      The Board of Directors unanimously recommends a vote FOR the election of each of the nominees.

               CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The Board proposes that the Shareholders ratify the appointment of Arthur Andersen LLP as the Company's independent auditors for 1998. Arthur Andersen LLP were the Company's independent auditors for 1997, 1996 and 1995. The report of Arthur Andersen LLP with respect to the Company's financial statements appears in the Company's Annual Report for the fiscal year ended December 31, 1997. A representative of Arthur Andersen LLP will be at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions. In the event that Shareholders fail to ratify the appointment, the Board will consider it a directive to consider other auditors for a subsequent year.

      The Board of Directors unanimously recommends a vote FOR this proposal.

                    ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN

      On January 22, 1998, the Board of Directors approved the adoption of the Complete Management, Inc. Employee Stock Purchase Plan ("Employee Stock Purchase Plan"), which is now being proposed for Shareholder approval. The Board of Directors believes that the Employee Stock Purchase Plan is essential to the Company's ability to retain and recruit highly qualified employees. The Employee Stock Purchase Plan provides a significant incentive to all employees participating in the plan to perform their responsibilities in ways that increase the return on equity to the Company's stockholders. Stock purchase plans also foster positive relations by assisting employees in acquiring Common Shares, through payroll deductions, and helping to provide for their future financial security.

      The Employee Stock Purchase Plan will be administered by the Company. The total number of Common Shares subject to purchase under the plan is 1,000,000 Common Shares. The plan offers eligible employees who elect to participate in the Employee Stock Purchase Plan (a "Participating Employee") the opportunity to purchase the Common Shares at the end of each bi-weekly payroll period. The price per Common Share at which shares may be purchased will equal 95% of the purchase price paid for the Common Shares. The number of shares that each Participating Employee purchases will be determined by adding 5% of his or her contribution amount to the contribution amount and dividing that number by the price of the Common Shares on the last day of the month. The Company (or, at the Company's discretion, the Participating Employee's employing subsidiary) will pay the additional 5% of the purchase price and all transactional costs of the purchase. No fractional shares will be issued under the Employee Stock Purchase Plan. Cash in respect of fractional shares will be applied to purchases for the following payroll period for the Participating Employee.

      The Employee Stock Purchase Plan is open to each employee of the Company and its subsidiaries whose customary employment is for more than 20 hours per week and more than 5 months per calendar year, except any employee who would own after the purchase of any share under the Employee Stock Purchase Plan more than 5% of any voting class of securities of the Company. An employee must also have completed 90 days of employment with the Company or a subsidiary to participate in the Employee Stock Purchase Plan. No Participating Employee may purchase more than $25,000 in fair market value of the Common Shares in any calendar year under the plan.

      Shares purchased by a Participating Employee under the Employee Stock Purchase Plan will be held in an account under the Participating Employee's name. Shares will be left in the account of the Participating Employee until they are sold at the Participating Employee's election or until the end of the 2-year period beginning on the date of purchase of the shares. A current or former Participating Employee may elect once a year to have stock certificates representing the Common Shares held for the minimum 2-year period delivered to him or her and may elect at any time to have the Company sell the Common Shares and distribute the proceeds to him or her (with the Company paying transactional expenses on any sales effected by the Company with respect to shares held for the Participating Employee by the Company). Participating Employees will receive quarterly statements regarding the status of their accounts.

      A Participating Employee will possess all the rights and privileges of a stockholder of the Company with respect to all of the shares held in his or her account under the Employee Stock Purchase Plan, including the right to direct the vote with respect to such shares, and will receive all distributions and stockholder communications with respect to such shares. Only Participating Employees may participate, and no Participating Employee may transfer his or her right to purchase stock otherwise than by will or the laws of descent and distribution.

      The Company has responsibility for general operation of the Employee Stock Purchase Plan and has the power to interpret provisions of the Employee Stock Purchase Plan. The Company's determinations in this regard are binding on all parties.

      The Board of Directors of the Company may suspend or terminate the Employee Stock Purchase Plan, or amend or modify the terms of the Employee Stock Purchase Plan at any time, except that (i) no amendment shall cause the Employee Stock Purchase Plan to fail to qualify as an employee stock purchase plan under section 423 of the Internal Revenue Code; and (ii) stockholder approval is required for any amendment that would increase the total number of Common Shares issuable under the Employee Stock Purchase Plan (other than pursuant to provisions of the Employee Stock Purchase Plan relating to adjustments in the event of stock splits, stock dividends, mergers and other changes in the capitalization of the Company).

      The Company does not sell its own shares under the Employee Stock Purchase Plan. Therefore, the Company does not receive any proceeds in respect of any sale of Common Shares under the plan.

U.S. Federal Income Tax Consequences to an Employee

      The following is a brief summary of the principal United States federal income tax consequences of transactions effected pursuant to the Employee Stock Purchase Plan under the federal income tax laws in effect at the date hereof. This summary applies to a Participating Employee who is a United States citizen, a United States resident, or an individual who is otherwise subject to United States federal income tax on wages paid to him or her by the Company or its subsidiaries (the "Employer").

      Each Participating Employee will be treated, for federal income tax purposes, as having received compensation income equal to the amounts deducted from his or her compensation and used to purchase Common Shares under the Employee Stock Purchase Plan. The deducted amounts will be included by the Employer in the Participating Employee's Form W-2 as compensation income subject to federal income tax. A Participating Employee will not recognize additional income for federal income tax purposes at the time stock is purchased under the Employee Stock Purchase Plan.

      The initial tax basis of shares purchased under the Employee Stock Purchase Plan will be the purchase price paid by the Participating Employee. A Participating Employee will not realize any taxable income when he or she receives a certificate representing full shares withdrawn from his or her account, either upon his or her request for withdrawal of shares or upon complete withdrawal from the Employee Stock Purchase Plan or upon termination of the plan.

      A Participating Employee who purchases Common Shares under the Employee Stock Purchase Plan and who disposes or directs the Company to dispose of such shares more than two years after the purchase of the Common Shares or who dies will recognize compensation income at the time of disposition or death in an amount equal to the lesser of (1) the excess, if any, of the fair market value of the Common Shares at the time of disposition or death over the purchase price paid for the shares by the Participating Employee or (2) the excess, if any, of the fair market value of the Common Shares at the time of purchase over the purchase price paid for the shares by the Participating Employee. The Participating Employee's basis in the Common Shares disposed of will be increased by the amount recognized as compensation income. Any further gain recognized on the disposition will be taxed as long-term capital gain for federal income tax purposes.

      If a Participating Employee purchases shares pursuant to the plan and directs the Company to dispose of such shares within less than two years from the purchase date (a so-called "disqualifying disposition"), the Participating Employee would recognize compensation income at the time of disposition in an amount equal to the excess, if any, of the fair market value of the Common Shares on the date of purchase over the purchase price paid for the Common Shares. The Participating Employee's basis in the shares disposed of would be increased by the amount recognized as compensation income. Any additional gain or loss realized by the Participating Employee upon the disposition would be short-term or long-term capital gain or loss, depending upon the Participating Employee's holding period for the shares disposed.

      Dividends on all Common Shares held in a Participating Employee's account will be paid to the Participating Employee and includable in the gross income of the Participating Employee for the year in which the dividends are treated as paid.

U.S. Federal Income Tax Consequences to the Employer

      The following is a brief summary of the principal U.S. federal income tax consequences to the Employer of transactions effected pursuant to the Employee Stock Purchase Plan. This summary applies where the Participating Employee is a United States citizen, a United States resident, or an individual who is otherwise subject to United States federal income tax on wages paid to him or her by the Employer.

      If a Participating Employee purchases Common Shares pursuant to the Employee Stock Purchase Plan and disposes of such shares more than two years after the purchase, or dies at any time while Common Shares are held for him or her under the plan or are in his or her possession, the Employer will not be entitled to a deduction with respect to any amount treated as compensation income to the Participating Employee as a result of the disposition or death (as discussed in the previous section).

      In the event of a "disqualifying disposition" of shares by a Participating Employee, the Employer would ordinarily be entitled to a deduction for compensation under section 162 of the Internal Revenue Code (relating to a trade or business expense) in an amount equal to the excess, if any, of the fair market value of the Shares on the date of purchase over the purchase price paid for the shares by the Participating Employee (i.e., on the 5% discount subsidy the Employer provided at the date of purchase).

                   APPROVAL OF AMENDMENT TO STOCK OPTION PLAN

      The Company's Stock Option Plan was previously approved by the Board and the Company's Shareholders on August 15, 1995 and October 24, 1995, respectively. The Stock Option Plan, as amended, currently provides for, among other things, incentive and non-qualified stock options to purchase 1,700,000 Common Shares. The Board proposes that the Shareholders approve an amendment (the "Amendment"), approved by the Board on April 14, 1998, to increase by 1,000,000 shares the number of Common Shares for which options may be granted under the Stock Option Plan. The main purpose of the Amendment is to enable the Company to provide incentive to its many new employees who are necessary for the growth of the Company.

      To date, there are outstanding options to purchase 1,376,960 shares under the Stock Option Plan. The exercise prices of all outstanding options are equal to the fair market value of a Common Share on the date of grant.

      The purpose of the Stock Option Plan is to provide incentives to key employees, directors, independent contractors and agents whose performance will contribute to the long-term success and growth of the Company, to strengthen the ability of the Company to attract and retain employees, directors, independent contractors and agents of high competence, to increase the identity of interests of such people with those of the Company's shareholders and to help build loyalty to the Company through recognition and the opportunity for stock ownership. The Stock Option Plan is administered by the Board's Compensation Committee.

Terms of Options

      The Stock Option Plan permits the granting of both incentive stock options and non-qualified stock options. Generally the option price of both incentive stock options and non-qualified stock options must be at least equal to 100% of the fair market value of the shares on the date of grant. The maximum term of each option is ten years. For any participant who owns shares possessing more than 10% of the voting rights of the Company's outstanding Common Shares, the exercise price of any incentive stock option must be at least equal to 110% of the fair market value of the shares subject to such option on the date of grant and the term of the option may not be longer than five years. Options become exercisable at such time or times as the Compensation Committee may determine at the time it grants options.

Federal Income Tax Consequences

      Non-qualified Stock Options. The grant of non-qualified stock options will have no immediate tax consequences to the Company or the employee. The exercise of a non-qualified stock option will require an employee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price.

      Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, an employee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.

      The Company will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the employee is in receipt of income in connection with the exercise of a non-qualified stock option.

      Incentive Stock Options. The grant of an incentive stock option will have no immediate tax consequences to the Company or the employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a "disqualifying disposition"), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee's alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Eligibility

      Under the Stock Option Plan, incentive stock options may be granted only to employees and non-qualified stock options may be granted to employees as well as directors, independent contractors and agents. Of the options previously granted under the Stock Option Plan, outstanding options to purchase 505,000 Common Shares were awarded to eight officers or former officers, outstanding options to purchase 319,792 Common Shares were granted to directors and outstanding options to purchase 552,168 Common Shares were granted to 28 key employees. There are currently 10 executive officers and six directors of the Company.

      The Company believes that the Amendment should be approved because of the need to have the ability to issue options to acquire Common Shares to the key employees as well as directors and independent contractors and agents upon whose performance and contribution the long-term success and growth of the Company is dependent.

     The Board of Directors unanimously recommends a vote FOR this proposal.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table, together with the accompanying footnotes, sets forth information, as of April 27, 1998, regarding share ownership of all persons known by the Company to own beneficially 5% or more of the Company's outstanding Common Shares, all Named Executives (defined herein), all directors and nominees, and all directors and officers of the Company as a group:

                                                Shares of
                                               Common Stock         Percentage
        Name of Beneficial Owner(1)         Beneficially Owned     of Ownership
        ---------------------------         ------------------     ------------
    Directors, Nominees and Named Executives:

    Steven M. Rabinovici(2).................      360,126             2.57%
    Arthur L. Goldberg(3)...................      100,500                 *
    Dennis Simmons(3).......................      103,500                 *
    Kenneth S. Schwartz, M.D.(3)............      121,147                 *
    David R. Jacaruso(4)....................      307,452             2.19%
    Dennis Shields(5).......................      472,212             3.37%
    Robert Keating(3).......................      100,000                 *
    Steven Cohn(3)..........................       24,021                 *
    Steven A. Hirsh(6)......................      177,777             1.25%
    Joseph S. Tocci(3)......................       25,501                 *
    All Directors and Officers as a group
      (13 persons)(7).......................    1,310,098             8.88%

                                                Shares of
                                               Common Stock         Percentage
        Name of Beneficial Owner(1)         Beneficially Owned     of Ownership
        ---------------------------         ------------------     ------------
       5% and Greater Shareholders(8):

    Putnam Investments, Inc. ...............    1,302,443             9.28%
    Mellon Bank Corporation.................    1,169,600             8.33%
    Lawrence Shields, M.D.(9)...............    1,078,291             7.68%
    William Harris Investors, Inc. (10).....    1,017,458             7.06%

----------
*    Less than 1%

(1) Address of beneficial owner is c/o Complete Management, Inc. 254 West 31st Street, New York, NY 10001, except address of Dr. Shields is 26 Court Street, Brooklyn, New York 11242, address of Mellon Bank Corporation is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258 and address of Putnam Investments, Inc. is One Post Office Square, Boston, Massachusetts 02109.

(2) Includes 235,126 shares held as custodian for the benefit of his minor son, Jeffrey. Does not include options to purchase 100,000 shares granted on July 16, 1997 expiring five (5) years from the date of grant and exercisable only during the last 30 days of the option term, except that the first date on which the options shall be exercisable shall be accelerated as follows: (i) options to purchase 50,000 shares shall become exercisable if the closing price of the Common Shares is at least $22.50 for 30 consecutive trading days; (ii) options to purchase the balance of the shares covered by the options shall become exercisable if the closing price of the Common Shares is at least $27.50 for 30 consecutive trading days; and (iii) options to purchase 75,000 shares shall become exercisable if a "change in control" (as defined in the option agreement) occurs.

(3)  Includes options exercisable within 60 days of the date hereof as follows:
     Arthur L. Goldberg, 100,000; Dennis Simmons, 100,000; Kenneth S. Schwartz, M.D., 26,597; Robert Keating, 100,000; Steven Cohn, 20,000 and Joseph Tocci, 20,000.

(4) Includes shares held by his wife, Marie Graziosi and shares held as custodian for his minor children, Cara Elizabeth and David Francis. Does not include options to purchase 100,000 shares granted on July 16, 1997 expiring five (5) years from the date of grant and exercisable only during the last 30 days of the option term, except that the first date on which the options shall be exercisable shall be accelerated as follows: (i) options to purchase 50,000 shares shall become exercisable if the closing price of the Common Shares is at least $22.50 for 30 consecutive trading days; (ii) options to purchase the balance of the shares covered by the options shall become exercisable if the closing price of the Common Shares is at least $27.50 for 30 consecutive trading days; and (iii) options to purchase 75,000 shares shall become exercisable if a "change in control" (as defined in the option agreement) occurs. Mr. Jacaruso resigned as a director and officer of the Company in October 1997 to become a director and officer of CMIC.

(5) Dennis Shields is the son of Dr. Lawrence Shields. Does not include options to purchase 100,000 shares granted on July 16, 1997 expiring five
     (5) years from the date of grant and exercisable only during the last 30 days of the option term, except that the first date on which the options shall be exercisable shall be accelerated as follows: (i) options to purchase 50,000 shares shall become exercisable if the closing price of the Common Shares is at least $22.50 for 30 consecutive trading days; (ii) options to purchase the balance of the shares covered by the options shall become exercisable if the closing price of the Common Shares is at least $27.50 for 30 consecutive trading days; and (iii) options to purchase 75,000 shares shall become exercisable if a "change in control" (as defined in the option agreement) occurs. Mr. Shields resigned as an officer and director of the Company in October 1997 to become a director and officer of CMIC.

(6) Consists of (i) 94,444 shares issuable on the conversion of Convertible Subordinated Notes owned by a trust of which Mr. Hirsh is the portfolio manager with investment power, (ii) 50,000 shares issuable upon conversion of Convertible Subordinated Notes owned by a limited partnership of which Mr. Hirsh is a general partner with investment power and (iii) 33,333 shares issuable on conversion of Convertible Subordinated Notes owned by Astro Communications, Inc., a company of which Mr. Hirsh is President and Chief Executive Officer.

(7) Includes (i) 716,040 shares issuable upon exercise of options exercisable within 60 days of the date hereof and (ii) 177,777 shares issuable on the conversion of Convertible Subordinated Notes. Does not include shares held by Messrs. Jacaruso and Shields who resigned as executive officers and directors of the Company in October 1997.

(8) Based on reports filed by the shareholder under Section 13 of the Securities Exchange Act of 1934, as amended.

(9)  Dr. Lawrence Shields is the father of Dennis Shields.

(10) Includes 398,000 shares beneficially owned by Mr. Harris' wife, 33,333 shares beneficially owned by Astro Communications, Inc. ("ACI"), 87,443 shares beneficially owned by the Harris Foundation, 94,444 shares beneficially owned by William Harris & Co. Employee Profit Sharing Trust ("WH&Co PST") and 50,000 shares beneficially owned by HFF Partners, LP. Mr. Harris has shared voting power in the foregoing shares except for the shares owned by HFF Partners, LP which are included based upon Mr. Harris' relationship with Steven A. Hirsh, an employee of WH & Co. and also a director of the Company. The foregoing share numbers assume the conversion of an aggregate of $3,475,000 Convertible Notes into 386,108 Common Shares. ACI is a NASDAQ bulletin board listed manufacturing company of which Mr. Harris is a 32% owner. WH&Co PST is a retirement plan in which Mr. Harris has an approximate 55.45% beneficial interest. WH&Co is the plan sponsor. WHI Growth Fund, L.P. ("WHIGF") is a private, closed end investment partnership investing primarily in publicly traded equity and fixed income securities. William Harris Investors, Inc. is WHI GF's general partner and Irving B. Harris is an investor in the Fund. HFF Partners, LP is an Illinois limited partnership composed of individuals, some of whom are related to Steven A. Hirsh. Mr. Hirsh is the managing general partner.

                     COMPENSATION OF DIRECTORS AND OFFICERS
                               AND RELATED MATTERS

Summary Compensation Table

            The following table sets forth certain summary information concerning the aggregate total annual salary and bonus paid or accrued by the Company for services rendered in 1997, 1996 and 1995 to its chief executive officer and to the other executive officers named below who received annual compensation in excess of $100,000 (the "Named Executives").

                                                                                        Long Term
                                                     Annual Compensation               Compensation
                                            ------------------------------------   -------------------
                                              Salary        Bonus   Other Annual       Common Shares
   Name and principal position       Year       ($)          ($)    Compensation    Underlying Options
   ---------------------------       ----       ---          ---    ------------    ------------------
Steven M. Rabinovici......           1997      238,543          --    33,727            100,000
Chairman, CEO and President          1996      250,000          --    24,672                 --
                                     1995      109,842(1)       --    21,124                 --

Kenneth S. Schwartz, M.D..           1997      269,652      58,137        --             75,000
Senior Executive Vice President      1996       89,385                    --              4,792

David R. Jacaruso.........           1997      225,980(2)       --    25,077            100,000
Vice Chairman and President          1996      250,000          --    17,389                 --
                                     1995      165,063(3)       --     6,334                 --

Dennis Shields............           1997      262,392(4)       --        --                 --
Executive Vice President             1996      250,000          --    32,498                 --
                                     1995      136,92(5)        --    19,870                 --

Arthur L. Goldberg........           1997      191,070          --        --                 --
Vice Chairman and CFO                1996      140,978          --        --            100,000

Robert Keating............           1997      188,154          --        --                 --
Senior Executive Vice President      1996      131,635          --        --            150,000

Dennis Simmons............           1997      189,628          --        --                 --
Chief Operating Officer              1996      130,387          --     2,356            100,000

----------

(1) Consists of fees of $30,650 from the Company for consultation and advice to senior management and salary from MMI of $79,192.
(2) Includes $40,384 paid by CMIC, a 60% owned subsidiary of the Company. Mr. Jacaruso resigned as a director and executive officer of CMI in October 1997.
(3) Includes consulting fees of $63,075 paid by the Company to Marie Graziosi, Mr. Jacaruso's wife.

(4) Includes $137,892 paid by CMIC. Mr. Shields resigned as a director and executive officer of CMI in October 1997.
(5) Consists of fees of $57,728 from the Company for consultation and advice to senior management and salary from MMI of $79,192.

Stock Options

The following tables show certain information with respect to incentive and non-qualified stock options granted in 1997 to Named Executives under the 1995 Stock Option Plan and the aggregate value at December 31, 1997 of such options. The per share exercise price of all options is equal to the fair market value of a Common Share on the date of grant. No Options granted to Named Executives have been exercised.

                              Option Grants in 1997
                          Individual Grants of Options

                                                                                        Potential Realizable
                                                                                                Value
                                                                                          at Assumed Annual
                                                                                                Rates
                                                                                           of Stock Price
                                              Percent of
                               Number of    Total Options                                 Appreciation for
                              Securities      Granted to    Exercise                         Option Term
                              Underlying     Employees in    Price      Expiration           -----------
          Name                 Option #         1997        ($/Sh)         Date           5% ($)      10% ($)
          -----                ---------        -----       -------        ----           -------     -------
Steven M. Rabinovici           100,000(1)        12.3        14.25     July 16,2002    1,774,871    2,188,174
Kenneth S. Schwartz, M.D.       75,000(2)        9.2         14.25     Feb. 5, 2007    1,364,026    2,520,057
David R. Jacaruso              100,000(1)        12.3        14.25     July 16, 2002   1,774,871    2,188,174
Dennis Shields                 100,000(1)        12.3        14.25     July 16, 2002   1,774,871    2,188,174

----------

(1) Options are exercisable only during the last 30 days of the option term; provided, however, that 50% become earlier exercisable if the Common Shares trade at an average closing price per share of at least $22.50 for a period of 90 days, and an additional 50% become earlier exercisable if the Common Shares trade at an average closing price per share of at least $27.50 for a period of 30 days, and 75% become exercisable in the event of a "change of control" as defined therein.

(2) Options vest one-third on February 5, 1998, February 5, 1999 and February 5, 2000.

                     Aggregated 1997 Year End Option Values

                                  Number of
                                Common Shares
                                  Underlying            Value of Unexercised
                             Unexercised Options        In-The-Money Options
                               at 12/31/97 (#)           at 12/31/97 (1) ($)
          Name            Exercisable/Unexercisable   Exercisable/Unexercisable
          ----            -------------------------   -------------------------
Steven M. Rabinovici......                0/100,000                       $0/$0
Kenneth S. Schwartz, M.D.             26,597/53,195                       $0/$0
David R. Jacaruso.........                0/100,000                       $0/$0
Dennis Shields............                0/100,000                       $0/$0
Arthur L. Goldberg........                100,000/0                 $562,500/$0
Robert Keating............           50,000/100,000           $281,250/$281,250
Dennis Simmons............                100,000/0                 $562,500/$0

------------
(1) Based on the closing price, $14.00, as quoted on the NYSE.

Employment Contracts

      In October 1995, the Company entered into an employment agreement with Steven M. Rabinovici, which became effective on January 3, 1996, providing for his employment as Chairman of the Board and Chief Executive Officer for a term, as extended, expiring on December 31, 2000. On December 31 of each year, the term is automatically extended for an additional year, unless on or before such date either party elects to terminate the agreement at the expiration of the term. The agreement, as amended, provides for an annual base salary of $300,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Rabinovici's employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement.

      In October 1995, the Company entered into an employment agreement with David R. Jacaruso, which became effective on January 3, 1996, providing for his employment as Vice Chairman of the Board and President for a term, as extended, expiring on December 31, 2000. As of October 1, 1997, the employment agreement was terminated, without liability, and Mr. Jacaruso became and executive officer of CMIC at an annual base salary of $250,000.

      In October 1995, the Company entered into an employment agreement with Dennis Shields, which became effective on January 3, 1996, providing for his employment as an Executive Vice President for a term, as extended, until December 31, 2000. As of October 1, 1997, the employment agreement was terminated, without liability, and Mr. Shields became and executive officer of CMIC at an annual base salary of $250,000.

      In March 1996, the Company entered into an employment agreement with Arthur Goldberg providing for his employment until March 10, 1999. The agreement, as amended, provides for an annual base salary of $220,000, for participation in all executive benefit plans and for the grant of an option to purchase 100,000 Common Shares exercisable for a ten-year period. On April 16, 1997, and March 7, 1998, the Company extended the term of the agreement until March 10, 2000 and March 10, 2001, respectively.

      In March 1996, the Company entered into an employment agreement with Dennis Simmons providing for his employment until March 10, 1999. The agreement, as amended, provides for an annual base salary of

$210,000, for participation in all executive benefit plans and for the grant of an option to purchase 100,000 Common Shares exercisable for a ten-year period.

      In March 1996, the Company entered into an employment agreement with Robert Keating commencing on April 8, 1996 providing for his employment until December 31, 1999, but may automatically be extended for two years on mutually agreeable terms. The agreement provides for an annual base salary $185,000 with escalation to a base salary of $199,800 and $215,784, respectively, on March 7, 1997 and March 7, 1998. The agreement also provides for participation in all executive benefit plans and for the grant of an option for 150,000 Common Shares exercisable for a three year period. Up to 50,000 options vest at the end of each year of employment; 47,500 options in each of the first three years will vest based upon a performance formula and 2,500 options in each of the next three years vest without regard to the formula.

      In August 1996, the Company entered into an employment agreement with Kenneth S. Schwartz, M.D. providing for his employment until August 28, 2001. The agreement provides for a base salary of $280,000 and for participation in all executive benefit plans. The Agreement provides for certain incentive bonuses and for the grant of an option for 4,792 Common Shares exercisable for a ten-year period.

      In January 1996, the Company entered into an employment agreement with Joseph M. Scotti, which became effective on January 3, 1996, providing for his employment for an initial term expiring on December 31, 1999. The agreement provides for an annual base salary of $175,000 and for participation in all executive benefit plans. The agreement also provides, among other things, that, if Mr. Scotti's employment is terminated without cause (as defined in the agreement), the Company will pay him an amount equal to the salary which would have been payable to him over the unexpired term of his employment agreement.

Compensation Policies Applicable to Senior Executives

      The Compensation Committee of the Board establishes and administers compensation policies applicable to the Company's executive officers. The key objective in setting such policies is to develop a program designed to attract and retain executives critical to the success of the Company and to reward and motivate these executives for performance which enhances the profitability of the Company and creates value for its shareholders. The Board at large assumed the responsibilities of the Compensation Committee prior to such Committee's first meeting.

      To achieve these objectives, the Compensation Committee has developed a competitive, market driven, base salary program coupled with a long-term incentive program consisting of incentive, non-qualified and performance based stock options with extended vesting periods. The Compensation Committee may also award discretionary cash bonuses. Base salaries, prior to incentive awards, for executive officers are fixed at levels believed to be within a competitive range for comparable positions in comparable companies.

      The base salary levels for all of the Named Executives, except Messrs. Goldberg, Simmons, Keating and Schwartz were established prior to the Company's initial public offering and the expansion of the Board from three members to its current size. The Compensation Committee believes that the salary levels determined prior to going public are consistent with its policies for determining base salary levels. The base salaries and stock option grants to Named Executives, and the base salary levels of and option grants to all other executive officers of the Company were determined in accordance with the Compensation Committee's policies.

      Report submitted by the Compensation Committee: Steven Hirsh, Steven Cohn and Joseph S. Tocci.

Compensation of Directors

      Outside directors are granted options to purchase 20,000 Common Shares, exercisable for 50% of the shares covered immediately upon grant and for the remainder of the shares following one year's service, as soon as practicable after taking office. Mr. Hirsh has waived this grant. The per share exercise price of such options is equal to the fair market value of a Common Share on the date of grant.

Comparative Performance by the Company

      The following graph shows a comparison of cumulative total returns for the Company, the New York Stock Exchange Market Index ("NYSE") and a peer group index.

                        COMPARE CUMULATIVE TOTAL RETURN
                        AMONG COMPLETE MANAGEMENT, INC.,
                        NYSE MARKET INDEX AND PEER GROUP

                               [GRAPHIC OMITTED]

Certain Relationships and Related Transactions

      The Company's initial client, GMMS, is 95% owned by Lawrence Shields, M.D., a neurologist who is also a cofounder and major shareholder of the Company. Accordingly, GMMS has been classified as a related party to the Company. All of the Company's revenues in 1995 and 65% and 28% of its revenues in 1996 and 1997, respectively, were generated from management agreements with GMMS. During 1997, the percentage of revenues generated from such agreements was 45%, 32%, 22% and 17%, respectively, for each of the three-month periods ended March 31, June 30, September 30 and December 31, 1997. The Company is the beneficiary of key-man life insurance policies aggregating $10,000,000 covering the life of Dr. Shields.

      Certain of the Company's full-service clients, Northern Metropolitan Medical, P.C., United Physicians, P.C., Complete Medical Services, P.C., Pain Control Center of NJ, P.C. and Brunswick Anesthesia Associates, P.C., are 100% owned by Kenneth S. Schwartz, a director and executive officer of the Company. During 1997, 23% of the Company's revenues were generated under management agreements with these full-service clients.

      During 1997, the Company paid consulting fees in the amount of $248,056 to MADAJ Dezines, Ltd. ("MADAJ") to provide design services and to acquire furniture and furnishings. MADAJ is controlled by Marie Graziosi, a founder and shareholder of the Company and wife of David Jacaruso, a former President and former Vice Chairman of the Company.

      On December 22, 1997, one of the Company's full service clients, which is owned by Kenneth S. Schwartz, M.D., agreed to acquire the medical practice of Hudson Imaging Associates, P.C. ("HIA") for approximately $1,857,500 in cash. In addition, on such date, the Company agreed to merge AAMC of Chappaqua, Inc. ("AAMCC") with and into a wholly owned subsidiary of the Company for $1,417,485 in Common Shares. Dr. Schwartz, a director and executive officer of the Company, owned a one-third interest in each of HIA and AAMCC. Both transactions were approved at a Special Meeting of the Board of Directors on December 22, 1997.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten-percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the best of the Company's knowledge, based solely on review of the copies of such forms furnished to the Company, or written representations that no other forms were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with during 1997, except that Kenneth S. Schwartz and Alan Goldstein were each late in filing their initial statement of beneficial ownership.

                                  MISCELLANEOUS

Other Matters

      Management knows of no matter other than the foregoing to be brought before the Annual Meeting of Shareholders, but if such other matters properly come before the meeting, or any adjournment thereof, the persons named in the accompanying form of proxy will vote such proxy on such matters in accordance with their best judgment.

Reports and Financial Statements

      Complete's Annual Report for the year ended December 31, 1997 including Audited Financial Statements, accompanies this Proxy Statement. Such Report and Financial Statements contained therein are not incorporated herein by reference and are not considered part of this soliciting material.

      A Copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, without exhibits, will be provided without charge to any shareholder submitting a written request. Such request should be addressed to Joseph M. Scotti, Secretary, Complete Management, Inc., 254 West 31st Street, New York, New York 10001.

Solicitation of Proxies

      The entire cost of the solicitation of proxies will be borne by Complete. Complete has retained Georgeson & Company, Inc. to solicit proxies in the form enclosed and will pay such firm a fee of $7,000. In addition, proxies may be solicited by directors, officers and regular employees of Complete, without extra compensation, by telephone, telegraph, mail or personal interview. Complete will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxies and proxy material to the beneficial owners of its Common Shares.

Shareholder Proposals

      Shareholder proposals intended to be presented at the Company's 1999 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement relating to that meeting not later than February 16, 1999. Such proposals should be addressed to Joseph M. Scotti, Secretary, Complete Management, Inc. 254 West 31st Street, New York, New York 10001.

      EVERY SHAREHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE ANNUAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

                                          By order of the Board of Directors



                                          Steven M. Rabinovici
                                          Chairman of the Board, Chief Executive
                                          Officer and President.

New York, New York
April 30, 1998

                              [Front of Proxy Card]

                            COMPLETE MANAGEMENT, INC.
   This Proxy is solicited by the Board of Directors for the Annual Meeting on
                                  May 27, 1998

      The undersigned hereby appoints Steven M. Rabinovici and Arthur L. Goldberg and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Annual Meeting of Shareholders of Complete Management, Inc. to be held on May 27, 1998 at 10:00 a.m. and at any adjournments or postponements thereof, hereby revoking any proxies heretofore given, to vote all Common Shares of the Company held or owned by the undersigned, as indicated, on the proposals as more fully set forth in the Proxy Statement, and in their discretion upon such other matters incident to the foregoing, and such other business as may legally come before the meeting and any adjournments or postponements thereof.

1. Election of Directors - Steven M. Rabinovici, Arthur Goldberg, Kenneth S. Schwartz, Steven Cohn, Steven A. Hirsh and Joseph S. Tocci.

         |_|   FOR all nominees.
         |_|   WITHHOLD authority to vote for all nominees.
         |_|   FOR all nominees, except the nominee(s) written below.

--------------------------------------------------------------------------------

                                                      FOR    AGAINST   ABSTAIN
2.    Confirmation of the appointment of Arthur
      Andersen LLP as auditors for the fiscal year
      ending December 31, 1998.                       |_|      |_|       |_|

3.    Adoption of Employee Stock Purchase Plan.       |_|      |_|       |_|

4.    Approval of amendment to 1995 Stock Option
      Plan.                                           |_|      |_|       |_|

================================================================================

                              [Back of Proxy Card]

      The shares represented by this Proxy will be voted as directed or, if no direction is indicated, FOR each of the proposals.

      The undersigned hereby acknowledges receipt of the Notice of, and Proxy Statement for, the Annual Meeting.

                                          Date __________________________, 1998

                                          ______________________________________
                                                Signature of Shareholder

                                          ______________________________________
                                                Signature of Shareholder

                                          DATE AND SIGN EXACTLY AS NAME
                                          APPEARS HEREON.  EACH JOINT TENANT
                                          MUST SIGN.  WHEN SIGNING AS
                                          ATTORNEY, EXECUTOR, TRUSTEE, ETC.
                                          GIVE FULL TITLE.  IF SIGNER IS
                                          CORPORATION, SIGN IN FULL CORPORATE
                                          NAME BY AUTHORIZED OFFICER.